EXHIBIT 10.32
FORM OF NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT
     AGREEMENT made as of the [   ] (the “Grant Date”), by and between The Pepsi Bottling Group, Inc., a Delaware corporation having its principal office at One Pepsi Way, Somers, New York 10589 (“PBG”), and [   ] (“you” or the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of PBG (the “Board”) (which is authorized to administer the Plan) has approved the PBG Directors’ Stock Plan as Amended and Restated (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and
     WHEREAS, pursuant to the Plan, the Grantee has been granted an award of restricted stock units as described herein pursuant to the Plan (the “Restricted Stock Units”); and
     WHEREAS, the Restricted Stock Units are to be evidenced by an Agreement in such form and containing such terms and conditions, as the Board shall determine;
     NOW, THEREFORE, it is mutually agreed as follows:
     1. Grant. PBG hereby grants to you, on the terms and conditions set forth herein, an aggregate of [   ] Restricted Stock Units subject to, and in accordance with, the terms set forth in this Agreement. The number of Restricted Stock Units granted to you has been calculated by dividing the face amount of the award, as established under the Plan, by the Fair Market Value (as defined in the Plan) of a share of PBG Common Stock on the grant date established under the Plan and rounding the result up (if necessary) to the nearest whole number.
     2. Restrictions. Subject to the terms and conditions set forth herein, your Restricted Stock Units shall become fully vested on the Grant Date and shall be payable [on the Grant Date [[or alternatively] one year after the Grant Date], or on such later date as you elect in accordance with the terms of the Plan; provided, however, that in the event of your Total Disability (as defined in Section 10 below), separation from service as a director of PBG, or death, then you, or in the event of your death, your legal representative (or any person to whom the Restricted Stock Units may be transferred by will or the applicable laws of descent and distribution), shall be paid the Restricted Stock Units in accordance with Section 3.
     3. Payment. Restricted Stock Units shall be settled in shares of PBG Common Stock [[or alternatively] cash]. You shall receive one share of PBG Common Stock for each vested Restricted Stock Unit. To the extent necessary for reasons of practicability, settlement may occur after the payment date or event that applies under Section 2, but in all cases payment shall be made within such time after the date or event as will qualify as payment on the date or event for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     4. Book Account. A book account in respect of your Restricted Stock Units shall be maintained by PBG until the shares of PBG Common Stock are paid to you or your estate, subject to your or your executor’s delivery of any documents which the Board or its delegate may require as a condition to the issuance of shares of PBG Common Stock and the delivery of such shares to you or your estate. Shares may be delivered to you or your estate by a stock certificate or certificates registered in your name, or in such manner as you or your estate shall designate, or may be delivered through book entry transfer, where available.

     5. Dividend Equivalents. During any deferral period, you shall accumulate dividend equivalents with respect to the Restricted Stock Units, which dividend equivalents shall be paid in shares (rounded up, if necessary, to the nearest share) to you only when any deferral period ends and the Restricted Stock Units become payable. Dividend equivalents shall equal the dividends actually paid with respect to PBG Common Stock during any deferral period.
     6. Misconduct. If the Board determines that the Grantee has committed “Misconduct” at any time prior to, or within twelve months after, the payment of any Restricted Stock Units, then the Board may, in its sole discretion cancel any outstanding Restricted Stock Units. Misconduct occurs if a majority of the Board determines that you: (a) engaged in any act which is considered to be contrary to PBG’s best interests, including, but not limited to, recruiting or soliciting employees of PBG; (b) violated PBG’s Code of Conduct or engaged in any other activity which constitutes gross misconduct; (c) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of your service as a Director of PBG; or (d) disclosed to an unauthorized person or misused confidential information or trade secrets of PBG.
     7. Adjustment for Change in Common Stock. In the event of (a) any change in the outstanding shares of PBG Common Stock by reason of any split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (b) any separation of a corporation (including a spin-off or other distribution of assets of PBG to its shareholders), (c) any partial or complete liquidation, or (d) other similar corporate change, such equitable adjustments shall be made in your Restricted Stock Unit award as the Board determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Restricted Stock Unit award (including the conversion of shares subject to the Restricted Stock Unit award from PBG Common Stock to stock of another entity). Such adjustment shall be conclusive and binding for all purposes of the Plan and this Agreement.
     8. Registration, Listing and Qualification of Shares. The Restricted Stock Units shall be subject to the requirements that if, at any time, the Board determines that the registration, listing or qualification of shares covered hereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in conjunction with, the granting of the Restricted Stock Units, no shares shall be issued until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board. The Board may require that you make such representations and agreements and furnish such information as the Board deems appropriate to assure compliance with or exemption from the foregoing or any other applicable legal requirement, and may cause the certificate or certificates issued to you to bear a legend indicating the existence of any restriction resulting from such representations or agreements.
     9. Nontransferability. Unless the Board specifically determines otherwise, the Restricted Stock Units are personal to the Grantee and shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.
     10. Definition. As used in this Agreement, the term “Total Disability” shall mean becoming “disabled” within the meaning of Code section 409A(a)(2)(C).
     11. Notices. Any notice to be given to PBG under the terms of this Agreement shall be addressed to PBG’s Executive Compensation Group at One Pepsi Way, Somers, New York 10589, or such other address as PBG may hereafter designate to the Grantee. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

     12. Binding Effect.
     (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PBG, whether by merger, consolidation or the sale of all or substantially all of PBG’s assets. PBG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PBG to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PBG would be required to perform it if no such succession had taken place.
     (b) This Agreement shall be binding upon and inure to the benefit of the Grantee or his legal representative and any person to whom the Restricted Stock Unit award may be transferred by will or the applicable laws of descent and distribution.
     13. No Rights to Continue as a Director. The Restricted Stock Units granted to you hereunder do not confer on you any right to continue as a Director of PBG or interfere in any way with PBG’s right to determine the terms of your directorship. This Agreement shall survive the termination of the Grantee’s directorship for any reason.
     14. Amendment; Waiver. No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Board, and no such amendment or waiver shall cause the Agreement to violate Code section 409A. Any such amendment to this Agreement that is materially adverse to the Grantee shall not be effective unless and until the Grantee consents, in writing, to such amendment (provided that any amendment that is required to comply with Code section 409A shall be effective without consent unless the Grantee expressly denies consent to such amendment in writing). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which PBG has under this Agreement.
     15. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
     16. Prospectus. You hereby acknowledge that you have received a copy of the Prospectus relating to the Plan. You also consent to receive stockholder information, including copies of any annual report, proxy statement and Form 10-K, from the investor relations section of the PBG website at www.pbg.com. You acknowledge that this consent may be withdrawn only by written notice in accordance with Section 10, which notice may be given at any time, and that written copies of the Plan, Plan Prospectus, other Plan information and stockholder information are available by written request to PBG’s Secretary.
     17. Plan Controls. The Restricted Stock Unit award and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any operating guidelines or other policies or regulations which govern administration of the Plan (“Plan Guidelines”), which shall be controlling, except to the extent this Agreement is more restrictive than is required under the Plan or Plan Guidelines and except to the extent provided in this Section 17. PBG reserves its rights to amend or terminate the Plan at any time without the consent of the Grantee; provided, however, that the limitations on amending this Restricted Stock Unit award under Section 14 above shall apply to any Plan amendment that would have a material adverse effect on the award, and such amendment or termination shall not cause the Agreement to violate Code section 409A. All interpretations or determinations of the Board or its delegate shall be final, binding and conclusive upon the Grantee (and his legal representatives and any recipient of a transfer of the Restricted Stock Unit award) on any question arising hereunder or under the Plan, the Plan Guidelines or other policies or regulations which govern administration of the Plan.

     18. Compliance with Law. The Grantee further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options, rights and stock and the payment of the Restricted Stock Units, including, without limitation, currency and exchange laws, rules and regulations.
     19. Governing Law and Documents. This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Delaware, without giving effect to conflict of laws principles.
     Please indicate your understanding and acceptance of the foregoing by signing and returning a copy of this Agreement.

The Pepsi Bottling Group, Inc.

BY:

I confirm my understanding of the foregoing
and accept the Restricted Stock Unit award described above subject to the terms and conditions described herein.

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